Exhibit 4.1

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                   OPTION ONE MORTGAGE ACCEPTANCE CORPORATION
                      OPTION ONE MORTGAGE LOAN TRUST 2000-4
                    ASSET-BACKED CERTIFICATES, SERIES 2000-4

                                 AMENDMENT NO. 1

                  Amendment No. 1 (the "Amendment"), dated and effective as of December 21, 2000, among Option One Mortgage Acceptance Corporation (the "Depositor"), Option One Mortgage Corporation (the "Master Servicer") and Wells Fargo Bank Minnesota, N.A. (the "Trustee"), of the Pooling and Servicing Agreement relating to the above-captioned Series 2000-4 (the "Agreement"), dated as of October 1, 2000, among the Depositor as depositor, the Master Servicer as master servicer and the Trustee as trustee. Capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Agreement.

1.       AMENDMENT.
         ---------

                  In consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

         1. Article I of the Agreement is amended by adding the following definitions:

                  "Indenture": Either (i) the indenture relating to the issuance of the NIM Notes, dated December 21, 2000, among Option One Mortgage Securities Corp. NIM Trust 2000- 6 as issuer and the Trustee as indenture trustee or (ii) the indenture relating to the issuance of the NIM Notes, dated December 21, 2000, among Option One Mortgage Securities Corp. NIM Trust 2000-7 as issuer, the Trustee as indenture trustee and First Union National Bank as co-trustee.

                  "NIMs Insurer": Either (i) Radian Insurance Inc. ("Radian") or
                  (ii) R.V.I. Guaranty Co., Ltd. ("R.V.I."), or any successor thereto that is guaranteeing certain payments under notes issued by a trust, the principal assets of which include percentage interests of the Class C Certificates, the Class P Certificates and the Class R Certificates.

         2. The fourth paragraph of Section 2.02 shall be deleted in its entirety and replaced with the following:

                  If in the process of reviewing the Mortgage Files and making or preparing, as the case may be, the certifications referred to above, the Trustee (or the Custodian, as applicable) finds any document or documents constituting a part of a Mortgage File to be missing or defective in any material respect, at the conclusion of its review the Trustee shall so notify the Originator the Depositor, the NIMs Insurers and the Master Servicer. In addition, upon the discovery by the Originator, the Depositor, any NIMs Insurer or the Master Servicer (or upon receipt by the Trustee of written notification of such breach) of a breach of any of the representations and warranties



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                  made by the Originator in the Mortgage Loan Purchase Agreement
                  in respect of any Mortgage Loan which materially adversely affects such Mortgage Loan or the interests of the related Certificateholders in such Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties to this Agreement.

         3. Section 2.03(a) shall be deleted in its entirety and replaced with the following:

                  (a) Upon discovery or receipt of written notice of any materially defective document in, or that a document is missing from, a Mortgage File or of the breach by the Originator of any representation, warranty or covenant under the Mortgage Loan Purchase Agreement in respect of any Mortgage Loan which materially adversely affects the value of such Mortgage Loan or the interest therein of the Certificateholders, the Trustee shall promptly notify the Originator, the NIMs Insurers and the Master Servicer of such defect, missing document or breach and request that the Originator deliver such missing document or cure such defect or breach within 90 days from the date the Originator was notified of such missing document, defect or breach, and if the Originator does not deliver such missing document or cure such defect or breach in all material respects during such period, the Trustee shall enforce the Originator's obligation under the Mortgage Loan Purchase Agreement and cause the Originator to repurchase such Mortgage Loan from the Trust Fund at the Purchase Price on or prior to the Determination Date following the expiration of such 90 day period (subject to Section 2.03(e)); PROVIDED that, in connection with any such breach that could not reasonably have been cured within such 90 day period, if the Originator shall have commenced to cure such breach within such 90 day period, the Originator shall be permitted to proceed thereafter diligently and expeditiously to cure the same within the additional period provided under the Mortgage Loan Purchase Agreement. The Purchase Price for the repurchased Mortgage Loan shall be deposited in the Collection Account, and the Trustee, upon receipt of written certification from the Master Servicer of such deposit, shall release to the Originator the related Mortgage File and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as the Originator shall furnish to it and as shall be necessary to vest in the Originator any Mortgage Loan released pursuant hereto and the Trustee shall have no further responsibility with regard to such Mortgage File (it being understood that the Trustee shall have no responsibility for determining the sufficiency of such assignment for its intended purpose). In lieu of repurchasing any such Mortgage Loan as provided above, the Originator may cause such Mortgage Loan to be removed from the Trust Fund (in which case it shall become a Deleted Mortgage Loan) and substitute one or more Qualified Substitute Mortgage Loans in the manner and subject to the limitations set forth in Section 2.03(d). It is understood and agreed that the obligation of the Originator to cure or to repurchase (or to substitute for) any Mortgage Loan as to which a document is missing, a material defect in a constituent document exists or as to which such a breach has occurred and is continuing shall



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                  constitute the sole remedy against the Originator respecting such omission, defect or breach available to the Trustee on behalf of the Certificateholders.

         4. The first paragraph of Section 2.03(d) shall be deleted in its entirety and replaced with the following:

                  (d) Any substitution of Qualified Substitute Mortgage Loans for Deleted Mortgage Loans made pursuant to Section 2.03(a) must be effected prior to the last Business Day that is within two years after the Closing Date. As to any Deleted Mortgage Loan for which the Originator substitutes a Qualified Substitute Mortgage Loan or Loans, such substitution shall be effected by the Originator delivering to the Trustee, for such Qualified Substitute Mortgage Loan or Loans, the Mortgage Note, the Mortgage and the Assignment to the Trustee, and such other documents and agreements, with all necessary endorsements thereon, as are required by Section 2.01, together with an Officers' Certificate providing that each such Qualified Substitute Mortgage Loan satisfies the definition thereof and specifying the Substitution Adjustment (as described below), if any, in connection with such substitution. The Trustee shall acknowledge receipt for such Qualified Substitute Mortgage Loan or Loans and, within ten Business Days thereafter, shall review such documents as specified in Section 2.02 and deliver to the Master Servicer and the NIMs Insurers, with respect to such Qualified Substitute Mortgage Loan or Loans, a certification substantially in the form attached hereto as Exhibit F-1, with any applicable exceptions noted thereon. Within one year of the date of substitution, the Trustee shall deliver to the Master Servicer and the NIMs Insurers a certification substantially in the form of Exhibit F-2 hereto with respect to such Qualified Substitute Mortgage Loan or Loans, with any applicable exceptions noted thereon. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution are not part of the Trust Fund and will be retained by the Originator. For the month of substitution, distributions to Certificateholders will reflect the collections and recoveries in respect of such Deleted Mortgage Loan in the Due Period preceding the month of substitution and the Originator shall thereafter be entitled to retain all amounts subsequently received in respect of such Deleted Mortgage Loan. The Originator shall give or cause to be given written notice to the Certificateholders that such substitution has taken place, shall amend the Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan from the terms of this Agreement and the substitution of the Qualified Substitute Mortgage Loan or Loans and shall deliver a copy of such amended Mortgage Loan Schedule to the Trustee. Upon such substitution by the Originator, such Qualified Substitute Mortgage Loan or Loans shall constitute part of the Mortgage Pool and shall be subject in all respects to the terms of this Agreement and the Mortgage Loan Purchase Agreement, including all applicable representations and warranties thereof included in the Mortgage Loan Purchase Agreement as of the date of substitution.




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         5.       The third paragraph of Section 2.03(d) shall be deleted in its entirety and replaced with the following:

                  In addition, the Originator shall obtain at its own expense and deliver to the Trustee and the NIMs Insurers an Opinion of Counsel to the effect that such substitution will not cause
                  (a) any federal tax to be imposed on the Trust Fund, including without limitation, any federal tax imposed on "prohibited transactions" under Section 860F(a)(l) of the Code or on "contributions after the startup date" under Section 860G(d)(l) of the Code or (b) any REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding. If such Opinion of Counsel can not be delivered, then such substitution may only be effected at such time as the required Opinion of Counsel can be given.

         6. Section 2.03(e) shall be deleted in its entirety and replaced with the following:

                  (e) Upon discovery by the Originator, the Master Servicer, any NIMs Insurer or the Trustee that any Mortgage Loan does not constitute a "qualified mortgage" within the meaning of
                  Section 860G(a)(3) of the Code, the party discovering such fact shall within two Business Days give written notice thereof to the other parties. In connection therewith, the Originator or the Depositor, as the case may be, shall repurchase or, subject to the limitations set forth in Section 2.03(d), substitute one or more Qualified Substitute Mortgage Loans for the affected Mortgage Loan within 90 days of the earlier of discovery or receipt of such notice with respect to such affected Mortgage Loan. Such repurchase or substitution shall be made (i) by the Originator if the affected Mortgage Loan's status as a non-qualified mortgage is or results from a breach of any representation, warranty or covenant made by the Originator under the Mortgage Loan Purchase Agreement or (ii) the Depositor, if the affected Mortgage Loan's status as a non-qualified mortgage is a breach of any representation or warranty of the Depositor set forth in Section 2.06, or if its status as a non-qualified mortgage is a breach of no representation or warranty. Any such repurchase or substitution shall be made in the same manner as set forth in
                  Section 2.03(a), if made by the Originator, or Section 2.03(b), if made by the Depositor. The Trustee shall reconvey to the Depositor or the Originator, as the case may be, the Mortgage Loan to be released pursuant hereto in the same manner, and on the same terms and conditions, as it would a Mortgage Loan repurchased for breach of a representation or warranty.

         7. The second paragraph of Section 2.05 shall be deleted in its entirety and replaced with the following:

                  It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.05 shall survive delivery of the Mortgage Files to the Trustee and shall inure to the benefit of the Trustee, the Depositor and the Certificateholders. Upon discovery by any of the Depositor, the NIMs Insurers, the Master Servicer, the



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                  Originator or the Trustee of a breach of any of the foregoing representations, warranties and covenants which materially and adversely affects the value of any Mortgage Loan, Prepayment Charge or the interests therein of the Certificateholders, the party discovering such breach shall give prompt written notice (but in no event later than two Business Days following such discovery) to the Master Servicer, the Originator and the Trustee. Notwithstanding the foregoing, within 90 days of the earlier of discovery by the Master Servicer or receipt of notice by the Master Servicer of the breach of the representation or covenant of the Master Servicer set forth in Sections 2.05(x) or 2.05(xi) above which materially and adversely affects the interests of the Holders of the Class P Certificates in any Prepayment Charge, the Master Servicer shall remedy such breach as follows: (a) if the representation made by the Master Servicer in Section 2.05(x) above is breached and a Principal Prepayment has occurred in the applicable Prepayment Period or if a change of law subsequent to the Closing Date limits the enforceability of a Prepayment Charge (other than in the circumstances provided in Section 2.05(x) above), the Master Servicer must pay the amount of the scheduled Prepayment Charge, for the benefit of the Holders of the Class P Certificates, by depositing such amount into the Collection Account, net of any amount previously collected by the Master Servicer and paid by the Master Servicer, for the benefit of the Holders of the Class P Certificates, in respect of such Prepayment Charge; and (b) if any of the covenants made by the Master Servicer in Section 2.05(xi) above is breached, the Master Servicer must pay the amount of such waived Prepayment Charge, for the benefit of the holders of the Class P Certificates, by depositing such amount into the Collection Account. The foregoing shall not, however, limit any remedies available to the Certificateholders, the Depositor or the Trustee on behalf of the Certificateholders, pursuant to the Mortgage Loan Purchase Agreement signed by the Master Servicer in its capacity as Originator, respecting a breach of the representations, warranties and covenants of the Master Servicer in its capacity as Origiantor contained in the Mortgage Loan Purchase Agreement.

         8. The first paragraph of Section 3.02(a) shall be deleted in its entirety and replaced with the following:

                  (a) The Master Servicer may enter into Sub-Servicing Agreements with Sub- Servicers for the servicing and administration of the Mortgage Loans; PROVIDED, HOWEVER, that
                  (i) such agreements would not result in a withdrawal or a downgrading by any Rating Agency of the rating on any Class of Certificates and (ii) the NIMs Insurers shall have consented to such Sub-Servicing Agreement. The Trustee is hereby authorized to acknowledge, at the request of the Master Servicer, any Sub- Servicing Agreement that meets the requirements applicable to Sub-Servicing Agreements set forth in this Agreement and that is otherwise permitted under this Agreement.




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         9.       The paragraph of Section 3.07 shall be deleted in its entirety and replaced with the following:

                  The Master Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans, and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any applicable insurance policies, follow such collection procedures as it would follow with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Consistent with the foregoing, the Master Servicer may in its discretion (i) waive any late payment charge or, if applicable, any penalty interest, or (ii) extend the due dates for the Monthly Payments due on a Mortgage Note for a period of not greater than 180 days; PROVIDED, HOWEVER, that any extension pursuant to clause (ii) above shall not affect the amortization schedule of any Mortgage Loan for purposes of any computation hereunder, except as provided below; provided further that the NIMs Insurers' prior written consent shall be required for any modification, waiver or amendment if the aggregate number of outstanding Mortgage Loans which have been modified, waived or amended exceeds 5% of the number of Mortgage Loans as of the Cut-off Date. In the event of any such arrangement pursuant to clause (ii) above, the Master Servicer shall make timely advances on such Mortgage Loan during such extension pursuant to Section 4.04 and in accordance with the amortization schedule of such Mortgage Loan without modification thereof by reason of such arrangement. Notwithstanding the foregoing, in the event that any Mortgage Loan is in default or, in the judgment of the Master Servicer, such default is reasonably foreseeable, the Master Servicer, consistent with the standards set forth in
                  Section 3.01, may also waive, modify or vary any term of such Mortgage Loan (including modifications that would change the Mortgage Rate, forgive the payment of principal or interest or extend the final maturity date of such Mortgage Loan), accept payment from the related Mortgagor of an amount less than the Stated Principal Balance in final satisfaction of such Mortgage Loan, or consent to the postponement of strict compliance with any such term or otherwise grant indulgence to any Mortgagor (any and all such waivers, modifications, variances, forgiveness of principal or interest, postponements, or indulgences collectively referred to herein as "forbearance"), PROVIDED, HOWEVER, that in no event shall the Master Servicer grant any such forbearance (other than as permitted by the second sentence of this Section) with respect to any one Mortgage Loan more than once in any 12 month period or more than three times over the life of such Mortgage Loan. The Master Servicer's analysis supporting any forbearance and the conclusion that any forbearance meets the standards of
                  Section 3.01 (including the standard that such forbearance will maximize the timely and complete recovery of principal and interest on the Mortgage Notes) shall be reflected in writing in the Mortgage File.

         10. The following paragraph shall be inserted after the first paragraph of Section 3.16(b):




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                  Notwithstanding the foregoing, if such environmental audit reveals, or if the Master Servicer has knowledge or notice, that such Mortgaged Property contains such wastes or substances or is within one mile of the site of such wastes or substances, the Master Servicer shall not foreclose or accept a deed in lieu of foreclosure without the prior written consent of the NIMs Insurers.

         11. The paragraph of Section 3.19 shall be deleted in its entirety and replaced with the following:

                  Not later than twenty days after each Distribution Date, the Master Servicer shall forward to the NIMs Insurers and, upon request, to the Trustee and the Depositor the most current available bank statement for the Collection Account. Copies of such statement shall be provided by the Trustee to any Certificateholder and to any Person identified to the Trustee as a prospective transferee of a Certificate, upon request at the expense of the requesting party, provided such statement is delivered by the Master Servicer to the Trustee.

         12. The paragraph of Section 3.20 shall be deleted in its entirety and replaced with the following:

                  The Master Servicer will deliver to the Trustee, the NIMs Insurers and the Depositor not later than 90 days following the end of the fiscal year of the Master Servicer (which, as of the Closing Date, ends on the last day of April), commencing in 2001, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Master Servicer during the preceding year and of performance under this Agreement has been made under such officers' supervision and (ii) to the best of such officers' knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof. Copies of any such statement shall be provided by the Trustee to any Certificateholder and to any Person identified to the Trustee as a prospective transferee of a Certificate, upon request at the expense of the requesting party, provided such statement is delivered by the Master Servicer to the Trustee.

         13. The paragraph of Section 3.21 shall be deleted in its entirety and replaced with the following:

                  Not later than 90 days following the end of each fiscal year of the Master Servicer, commencing in 2001, the Master Servicer, at its expense, shall cause a nationally recognized firm of independent certified public accountants to furnish to the Master Servicer a report stating that (i) it has obtained a letter of representation regarding certain matters from the management of the Master Servicer which includes an assertion that the Master Servicer has complied with certain minimum residential



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                  mortgage loan servicing standards, identified in the Uniform
                  Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America, with respect to the servicing of residential mortgage loans during the most recently completed fiscal year and (ii) on the basis of an examination conducted by such firm in accordance with standards established by the American Institute of Certified Public Accountants, such representation is fairly stated in all material respects, subject to such exceptions and other qualifications that may be appropriate.
                  In rendering its report such firm may rely, as to matters relating to the direct servicing of residential mortgage loans by Sub-Servicers, upon comparable reports of firms of independent certified public accountants rendered on the basis of examinations conducted in accordance with the same standards (rendered within one year of such report) with respect to those Sub-Servicers. Immediately upon receipt of such report, the Master Servicer shall furnish copies of such report to the Trustee, the NIMs Insurers and each Rating Agency. Copies of such statement shall be provided by the Trustee to any Certificateholder upon request at the Master Servicer's expense, provided that such statement is delivered by the Master Servicer to the Trustee.

         14. Section 3.22(a) shall be deleted in its entirety and replaced with the following:

                  (a) The Master Servicer shall provide to the Office of Thrift Supervision, the FDIC, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder, access to the documentation regarding the Mortgage Loans required by applicable laws and regulations. Such access shall be afforded without charge, but only upon reasonable request and during normal business hours at the offices of the Master Servicer designated by it. In addition, access to the documentation regarding the Mortgage Loans will be provided to any Certificateholder, the Trustee, any NIMs Insurer and to any Person identified to the Master Servicer as a prospective transferee of a Certificate, upon reasonable request during normal business hours at the offices of the Master Servicer designated by it at the expense of the Person requesting such access.

         15. Section 3.23(a) shall be deleted in its entirety and replaced with the following:

                  (a) The deed or certificate of sale of any REO Property shall be taken in the name of the Trustee, or its nominee, in trust for the benefit of the Certificateholders. The Master Servicer, on behalf of REMIC 1, shall either sell any REO Property by the end of the third full taxable year after the taxable year in which such REMIC acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code or request from the Internal Revenue Service, no later than 60 days before the day on which the three-year grace period would otherwise expire, an extension of such three- year period, unless the Master Servicer shall have delivered to the Trustee and the NIMs Insurers an Opinion of Counsel, addressed to the Trustee, the NIMs Insurers and the Depositor, to the effect that the holding by the REMIC of such REO Property subsequent to three years after its acquisition will not result in the imposition on the



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                  REMIC of taxes on "prohibited transactions" thereof, as
                  defined in Section 860F of the Code, or cause any of the REMICs created hereunder to fail to qualify as a REMIC under Federal law at any time that any Certificates are outstanding. The Master Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or result in the receipt by any of the REMICs created hereunder of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC Provisions.

         16. The first paragraph of Section 3.23(c) shall be deleted in its entirety and replaced with the following:

                  (c) The Master Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property as are consistent with the manner in which the Master Servicer manages and operates similar property owned by the Master Servicer or any of its Affiliates, all on such terms and for such period as the Master Servicer deems to be in the best interests of Certificateholders. In connection therewith, the Master Servicer shall deposit, or cause to be deposited in the clearing account in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Master Servicer's receipt thereof, and shall thereafter deposit in the REO Account, in no event more than two Business Days after the Master Servicer's receipt thereof, all revenues received by it with respect to an REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property including, without limitation:

                           (i) all insurance premiums due and payable in respect of such REO Property;

                           (ii) all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon; and

                           (iii) all costs and expenses necessary to maintain such REO Property.

                  To the extent that amounts on deposit in the REO Account with respect to an REO Property are insufficient for the purposes set forth in clauses (i) through (iii) above with respect to such REO Property, the Master Servicer shall advance from its own funds such amount as is necessary for such purposes if, but only if, the Master Servicer would make such advances if the Master Servicer owned the REO Property



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                  and if in the Master Servicer's judgment, the payment of such amounts will be recoverable from the rental or sale of the REO Property.

                           Notwithstanding the foregoing, neither the Master Servicer nor the Trustee shall:

                           (A) authorize the Trust Fund to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

                           (B) authorize any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

                           (C) authorize any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

                           (D) authorize any Person to Directly Operate any REO Property on any date more than 90 days after its date of acquisition by the Trust Fund;

                  unless, in any such case, the Master Servicer has obtained an Opinion of Counsel, provided to the Trustee and the NIMs Insurers, to the effect that such action will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code at any time that it is held by the REMIC, in which case the Master Servicer may take such actions as are specified in such Opinion of Counsel.

         17. Section 4.03(c) shall be deleted in its entirety and replaced with the following:

                  (c) On each Distribution Date, the Trustee shall forward to the NIMs Insurers and the Class R Certificateholders a copy of the reports forwarded to the Regular Certificateholders in respect of such Distribution Date with such other information as the Trustee deems necessary or appropriate.

         18. Section 4.04(a) shall be deleted in its entirety and replaced with the following:

                  (a) On the second Business Day following each Determination Date but in no event later than the earlier of (i) such date which would allow the trustee to submit a claim to the NIMs Insurers under the applicable Indentures and (ii) the 21st day of each month (or if such 21st day is not a Business Day, the preceding Business Day), the Master Servicer shall deliver to the Trustee and the NIMs Insurers by telecopy or electronic mail (or by such other means as the Master Servicer and the Trustee may



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                  agree from time to time) a Remittance Report with respect to the related Distribution Date. Not later than the 21st day of each month (or if such 21st day is not a Business Day, the preceding Business Day), the Master Servicer shall deliver or cause to be delivered to the Trustee in addition to the information provided on the Remittance Report, such other information reasonably available to it with respect to the Mortgage Loans as the Trustee may reasonably require to perform the calculations necessary to make the distributions contemplated by Section 4.01 and to prepare the statements to Certificateholders contemplated by Section 4.03. The Trustee shall not be responsible to recompute, recalculate or verify any information provided to it by the Master Servicer.

         19. The paragraph of Section 6.07 shall be deleted in its entirety and replaced with the following:

                  The Master Servicer, in its capacity as Originator and Master Servicer, shall afford the Trustee and any NIMs Insurer, upon reasonable notice, during normal business hours, access to all records maintained by the Master Servicer in respect of its rights and obligations hereunder and access to officers of the Master Servicer responsible for such obligations. Upon request, the Master Servicer shall furnish to the Trustee its most recent publicly available financial statements and such other information relating to its capacity to perform its obligations under this Agreement.

         20. Section 7.02(a) shall be deleted in its entirety and replaced with the following:

                  (a) Within 90 days of the time the Master Servicer (and the Trustee, if notice is sent by the Holders) receives a notice of termination pursuant to Section 7.01 or 6.04, the Trustee (or such other successor Master Servicer as is approved in accordance with this Agreement) shall be the successor in all respects to the Master Servicer in its capacity as servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Master Servicer by the terms and provisions hereof arising on and after its succession. Notwithstanding the foregoing, the parties hereto agree that the Trustee, in its capacity as successor Master Servicer, immediately will assume all of the obligations of the Master Servicer to make advances. Notwithstanding the foregoing, the Trustee, in its capacity as successor Master Servicer, shall not be responsible for the lack of information and/or documents that it cannot obtain through reasonable efforts. As compensation therefor, the Trustee (or such other successor Master Servicer) shall be entitled to such compensation as the Master Servicer would have been entitled to hereunder if no such notice of termination had been given. Notwithstanding the above, (i) if the Trustee is unwilling to act as successor Master Servicer or (ii) if the Trustee is legally unable so to act, the Trustee shall appoint or petition a court of competent jurisdiction to appoint, any established housing and home finance institution, bank or other mortgage loan or home equity loan servicer having a net worth of not less than

                  $50,000,000 and acceptable to each NIMs Insurer as the successor to the Master Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer hereunder; PROVIDED, that the appointment of any such successor Master Servicer will not result in the qualification, reduction or withdrawal of the ratings assigned to the Certificates by the Rating Agencies as evidenced by a letter to such effect from the Rating Agencies. Pending appointment of a successor to the Master Servicer hereunder, unless the Trustee is prohibited by law from so acting, the Trustee shall act in such capacity as hereinabove provided.
                  In connection with such appointment and assumption, the successor shall be entitled to receive compensation out of payments on Mortgage Loans in an amount equal to the compensation which the Master Servicer would otherwise have received pursuant to Section 3.18 (or such other compensation as the Trustee and such successor shall agree, not to exceed the Servicing Fee). The appointment of a successor Master Servicer shall not affect any liability of the predecessor Master Servicer which may have arisen under this Agreement prior to its termination as Master Servicer to pay any deductible under an insurance policy pursuant to Section 3.14 or to indemnify the Trustee pursuant to Section 3.06), nor shall any successor Master Servicer be liable for any acts or omissions of the predecessor Master Servicer or for any breach by such Master Servicer of any of its representations or warranties contained herein or in any related document or agreement. The Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. All Servicing Transfer Costs shall be paid by the predecessor Master Servicer upon presentation of reasonable documentation of such costs, and if such predecessor Master Servicer defaults in its obligation to pay such costs, such costs shall be paid by the successor Master Servicer or the Trustee (in which case the successor Master Servicer or the Trustee, as applicable, shall be entitled to reimbursement therefor from the assets of the Trust).

         21. Section 9.01(f) shall be deleted in its entirety and replaced with the following:

                  (f) The Trustee, the Master Servicer and the Holders of Certificates shall take any action or cause the REMIC to take any action necessary to create or maintain the status of each REMIC as a REMIC under the REMIC Provisions and shall assist each other as necessary to create or maintain such status. Neither the Trustee, the Master Servicer nor the Holder of any Residual Certificate shall take any action, cause any REMIC created hereunder to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could
                  (i) endanger the status of such REMIC as a REMIC or (ii) result in the imposition of a tax upon such REMIC (including but not limited to the tax on prohibited transactions as defined in Code Section 860F(a)(2) and the tax on prohibited contributions set forth on Section 860G(d) of the Code) (either such event, an "Adverse REMIC Event") unless the Trustee, the NIMs Insurers and the Master Servicer have received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such status or result in the imposition of such a tax. In addition, prior to taking any action with respect to any REMIC created hereunder or the assets therein, or causing such REMIC to take any action, which is not expressly permitted under the terms of this Agreement, any Holder of a Residual Certificate will consult with the Trustee and the Master Servicer, or their respective designees, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur with respect to any REMIC, and no such Person shall take any such action or cause any REMIC to take any such action as to which the Trustee or the Master Servicer has advised it in writing that an Adverse REMIC Event could occur.

         22. The paragraph of Section 9.02 shall be deleted in its entirety and replaced with the following:

                  Neither the Depositor, the Master Servicer nor the Trustee shall sell, dispose of, or substitute for any of the Mortgage Loans, except in a disposition pursuant to (i) the foreclosure of a Mortgage Loan, (ii) the bankruptcy of the Trust Fund,
                  (iii) the termination of any REMIC created hereunder pursuant to Article X of this Agreement, (iv) a substitution pursuant to Article II of this Agreement or (v) a repurchase of Mortgage Loans pursuant to Article II of this Agreement, nor acquire any assets for any REMIC, nor sell or dispose of any investments in the Distribution Account for gain, nor accept any contributions to either REMIC after the Closing Date, unless it and the NIMs Insurers have received an Opinion of Counsel (at the expense of the party causing such sale, disposition, or substitution) that such disposition, acquisition, substitution, or acceptance will not (a) affect adversely the status of any REMIC created hereunder as a REMIC or of the interests therein other than the Residual Certificates as the regular interests therein, (b) affect the distribution of interest or principal on the Certificates, (c) result in the encumbrance of the assets transferred or assigned to the Trust Fund (except pursuant to the provisions of this Agreement) or (d) cause any REMIC created hereunder to be subject to a tax on prohibited transactions or prohibited contributions pursuant to the REMIC Provisions.

         23. The paragraph of Section 11.05 shall be deleted in its entirety and replaced with the following:

                  All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by first class mail, postage prepaid, by facsimile or by express delivery service, to (a) in the case of the Originator and/or Master Servicer, Option One Mortgage Corporation, 3 Ada, Irvine, California 92618,
                  Attention: William O'Neill, or such other address or telecopy number as may hereafter be furnished to the Depositor, the NIMs Insurers and the Trustee in writing by the Master Servicer, (b) in the case of the Trustee, Wells Fargo Bank Minnesota, N.A., 11000 Broken Land Parkway, Columbia, Maryland 21044, Attention: Option One Mortgage Loan Trust Series 2000-4, with a copy to Wells Fargo Bank Minnesota, N.A., Sixth and Marquette, Minneapolis, Minnesota 55479, Attention: Option One Series 2000-4, or such other address or telecopy number as may hereafter be furnished to the Depositor, the NIMs Insurers and the Master Servicer in writing by the Trustee, (c) in the case of the Depositor, Option One Mortgage Acceptance Corporation, 3 Ada, Irvine, California 92618, Attention: William O'Neill, or such other address or telecopy number as may be furnished to the Master Servicer, the NIMs Insurers and the Trustee in writing by the Depositor, (d) in the case of Radian, Radian Insurance Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103, Attention: General Counsel, or such other address or telecopy number as may hereafter be furnished to the Depositor, the Trustee, and the Master Servicer in writing by Radian and (e) in the case of R.V.I., R.V.I. Guaranty Co., Ltd., 20 Reid Street, 3rd Floor, Williams House, Hamilton HM HX Bermuda, Attention: Adrienne Hintz, or such other address or telecopy number as may hereafter be furnished to the Depositor, the Trustee and the Master Servicer in writing by R.V.I. Any notice required or permitted to be mailed to a Certificateholder shall be given by first class mail, postage prepaid, at the address of such Holder as shown in the Certificate Register. Notice of any Master Servicer Default shall be given by telecopy and by certified mail. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have duly been given when mailed, whether or not the Certificateholder receives such notice.
                  A copy of any notice required to be telecopied hereunder shall also be mailed to the appropriate party in the manner set forth above.

         24.      The following Section 11.10 shall be inserted:

                  Section 11.10     Third Party Rights.
                                    ------------------

                  Each NIMs Insurer shall be deemed a third-party beneficiary of this Agreement to the extent of the rights provided to it in this Agreement, as if it were a party hereto, and shall have the right to enforce this Agreement to such extent as if it were a party hereto.

         25.      Section 11.10 shall now be labeled as Section 11.11.

         26.      Section 11.11 shall now be labeled as Section 11.12.

         27.      Section 11.12 shall now be labeled as Section 11.13.

2.       COUNTERPARTS.
         ------------

                  This Amendment may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

3.       GOVERNING LAW.
         -------------

                  This Amendment shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

4.       SEVERABILITY OF PROVISIONS.
         --------------------------

                  If any one or more of the covenants, agreements, provisions or terms of this Amendment for any reason whatsoever shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions of this Amendment.

5.       SUCCESSORS AND ASSIGNS.
         ----------------------

                  The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders.

6.       ARTICLE AND SECTION HEADINGS.
         ----------------------------

                  The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

                  IN WITNESS WHEREOF, the Depositor, the Master Servicer and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                              OPTION ONE MORTGAGE
                                              ACCEPTANCE
                                              CORPORATION, as Depositor

                                              By: /s/ David S. Wells
                                                 ----------------------------
                                              Name:   David S. Wells
                                              Title:  Assistant Secretary

                                              OPTION ONE MORTGAGE
                                              CORPORATION, as Master Servicer

                                              By: /s/ Rod Colombi
                                                 ----------------------------
                                              Name:   Rod Colombi
                                              Title:  Vice President

                                              WELLS FARGO BANK MINNESOTA,
                                              N.A., as Trustee

                                              By: /s/ Amy Doyle
                                                 ----------------------------
                                              Name:   Amy Doyle
                                              Title:  Assistant Vice President